UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2006

Hanesbrands Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-32891	20-3552316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 East Hanes Mill Road Winston-Salem, NC	27105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 519-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

Item 7.01 Regulation FD Disclosure

Item 9.01 Financial Statements and Exhibits

Item 2.05 Costs Associated with Exit or Disposal Activities

On September 13, 2006, in furtherance of its efforts to migrate portions of its manufacturing operations to lower-cost locations, Hanesbrands Inc. (the “Company”) announced the closing of three facilities: a sewing facility located in Mexico (the “Sewing Facility”) with approximately 1,700 employees, a textile manufacturing facility located in North Carolina (the “Manufacturing Facility”) with approximately 260 employees, and a hosiery knitting facility located in South Carolina with approximately 145 employees (the “Knitting Facility” and, together with the Manufacturing Facility and the Sewing Facility, the “Facilities”). The closings of the Sewing Facility and the Manufacturing Facility are expected to be completed in the second quarter of fiscal 2007, and the closing of the Knitting Facility is expected to be completed in the third quarter of fiscal 2007. As a result of the decisions to close the Facilities, the Company expects to recognize restructuring and related charges totaling approximately $27 million before taxes in fiscal 2007, primarily in the first half of fiscal 2007 (which ends December 30, 2006). These charges include cash charges primarily related to severance and disassembly costs totaling approximately $10 million and non-cash charges totaling approximately $17 million related to accelerated depreciation on the Facilities (including machinery and equipment).

Item 7.01 Regulation FD Disclosure

On September 13, 2006, the Company issued a press release relating to the matters described in this Current Report on Form 8-K. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by this reference. The information contained in the press release filed as Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and it shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

	Exhibit 99.1	Press release dated September 13, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

September 13, 2006	HANESBRANDS INC.

	By:	/s/ E. Lee Wyatt Jr.
E. Lee Wyatt Jr.
Executive Vice President,
Chief Financial Officer